Exhibit 10.1

CREDIT AGREEMENT

This Agreement is entered into as of February 5, 2014, by and between California Bank & Trust (“Bank”) and Owens Realty Mortgage, Inc., a Maryland corporation (“Borrower”).

In consideration of all present and future loans and credit from time to time made available by Bank to or in favor of Borrower, and in consideration of all present and future Indebtedness (as herein defined) of Borrower to Bank, Borrower represents, warrants, covenants and agrees as follows:

SECTION 1            DEFINITIONS.

                (a)     Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Advance Formula” shall have the respective meaning ascribed to such term in the Advance Formula Agreement.

“Advance Formula Agreement” shall mean an Advance Formula Agreement executed and delivered by Borrower unto Bank, as the same may be amended, modified, restated, substituted and/or replaced from time to time.

“Affiliate” or “Affiliates” shall mean, when used with respect to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Receivables” shall mean, as of any time of determination, any amounts (whether in respect of loans or advances, accounts receivable, notes receivable or otherwise) owing to Borrower or another Loan Party from any of its/their Subsidiaries or Affiliates (other than Affiliates which are Guarantors of all Indebtedness) at such time.

“Agreement” shall mean this Credit Agreement, as the same may be amended or modified from time to time.

“Authorized Officer” shall mean the chief executive officer, the president or the chief financial officer, or in his/her absence, another responsible senior officer, of Borrower or any other Loan Party, or the general partner of, or the partner or one of the partners required to bind, Borrower or any other Loan Party, as applicable.

“CPA” shall mean independent certified public accountants of recognized standing selected by Borrower or another Loan Party, as applicable, and acceptable to Bank.

 “Capital Expenditure” shall mean any expenditure by a Person for (a) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with GAAP, or (b) an asset relating to or acquired in connection with an acquired business, and (c) any and all acquisition costs related to (a) or (b) above.

“Collateral” shall mean all property, assets and rights in which a Lien or other encumbrance in favor of or for the benefit of Bank is or has been granted or arises or has arisen, or may hereafter be granted or arise, under or in connection with any Loan Document, or otherwise, to secure the payment or performance of any portion of the Indebtedness.

 “Compliance Certificate” shall mean a Compliance Certificate in such form and detail as may be required by or otherwise satisfactory to Bank, certified by an Authorized Officer of Borrower, certifying that, as of the date thereof, to the best of such Authorized Officer’s knowledge, no Default or Event of Default shall have occurred and be continuing or exist, or if any Default or Event of Default shall have occurred and be continuing or exist, specifying, in detail, the nature and period of existence thereof and any action taken or proposed to be taken by Borrower and/or any other Loan Party in respect thereof, and also certifying as to whether Borrower and/or any other Loan Party, as applicable, is/are in compliance with any financial covenant(s) contained in this Agreement and as more particularly described in said Compliance Certificate (which Compliance Certificate shall set forth, in reasonable detail, the calculations and the resultant ratios or financial tests of the Borrower and/or such Loan Party, as applicable, determined thereunder).

 “Consolidated” or “consolidated” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with GAAP.  Unless otherwise specified herein, references to "consolidated" financial statements or data of Borrower includes consolidation with its Subsidiaries in accordance with GAAP.

 “Current Maturities of Long Term Debt” shall mean, in respect of any applicable Person(s) and as of any applicable date of determination thereof, that portion of the Long Term Debt of such Person(s) that should be classified as a current liability at such time in accordance with GAAP, including, without limitation, that portion of capital lease obligations of such Person(s) that would be so classified at such time, but excluding principal amounts due at maturity intended to be refinanced or outstanding amounts on lines of credit.

"Debt" shall mean, as of any applicable date of determination, the total liabilities of a Person at such time, as determined in accordance with GAAP. In the case of Borrower, the term "Debt" shall include, without limitation, the Indebtedness.

“Debt Service Coverage Ratio” shall mean, in respect of any applicable Person(s) and for any applicable period of determination and as of any applicable date of determination, the ratio of (a) (i) the Net Income of such Person(s) for such period (before deduction for applicable income and other taxes of such Person(s) determined by reference to income or profits of such Person(s)), plus (ii), to the extent deducted in the computation of such Net Income, the amount of depreciation and amortization expense and interest expense of such Person(s) for such period, to (b) the sum of (i) the Current Maturities of Long Term Debt of such Person(s) at such time of determination plus (ii) the interest expense of such Person(s) for such period, not including construction loan interest where an interest reserve is in place.

“Debt-to-Tangible Net Worth Ratio” shall mean, in respect of any applicable Person(s) and as of any applicable date of determination thereof, the ratio of (a) the total Debt of such Person(s) at such time,  to (b) the Tangible Net Worth of such Person(s) at such time.

“Default” shall mean any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

 “Distributions” shall mean, in respect of any applicable Person(s), dividends on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any Equity Interest of such Person(s) or of any warrants, options or other rights to acquire the same.

“Eligible Loan Note” shall have the meaning ascribed to such term in the Advance Formula Agreement.

“Eligible Owned Real Property” shall have the meaning ascribed to such term in the Advance Formula Agreement.

“Environmental Laws” shall mean all laws, statutes, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) relating to the environment or pertaining to Hazardous Materials; any so-called “superfund” or “superlien” law pertaining to Hazardous Materials on or about any Property at any time owned, leased or otherwise used by Borrower or any of its Subsidiaries (if applicable), or any portion thereof, including, without limitation, those relating to soil, surface, subsurface groundwater conditions and the condition of the ambient air; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time hereafter in effect.

 “Equity Interest” shall mean, with respect to any Person, (i) all of the shares of capital stock of (or other ownership or profit interests in) such Person, (ii) all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (iii) all of the securities convertible into or exchangeable for shares of capital stock (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (iv) all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“Event of Default” shall mean the occurrence or existence of any of the conditions or events set forth in Section 6 of this Agreement.

“GAAP” shall mean generally accepted accounting principles consistently applied.

“Guarantor” or “Guarantors” shall mean, as the context dictates, any Person(s) (other than Borrower) who shall, at any time, guarantee or otherwise be or become obligated for the repayment of all or any part of the Indebtedness.

“Hazardous Materials” shall mean all of the following:  any asbestos, petroleum, petroleum by-products, flammable explosives, radioactive materials, and any hazardous or toxic materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), or in any other Environmental Law.

"Indebtedness" shall mean any and all present and future indebtedness, obligations or liabilities of the Borrower and/or any other Loan Party to the Bank, howsoever arising, evidenced or incurred, whether absolute or contingent, direct or indirect, voluntary or involuntary, liquidated or unliquidated, joint or several, now or hereafter existing or arising, due or to become due, whether known or unknown, and whether originally payable to the Bank or to a third party and subsequently acquired by the Bank, including, without limitation, (a) any and all direct indebtedness of the Borrower and/or any other Loan Party to the Bank, including indebtedness evidenced by any and all promissory notes; (b) any and all indebtedness, obligations or liabilities of the Borrower and/or any other Loan Party to the Bank arising under any guaranty where the Borrower and/or any other Loan Party has guaranteed the payment of indebtedness owing to the Bank from a third party; (c) any and all indebtedness, obligations or liabilities of the Borrower and/or any other Loan Party to the Bank arising from applications or agreements for the issuance of letters of credit; (d) late charges, loan fees or charges and overdraft indebtedness; (e) any agreement to indemnify the Bank for environmental liability or to clean up hazardous waste; (f) any and all indebtedness, obligations or liabilities for which the Borrower and/or any other Loan Party would otherwise be liable to the Bank were it not for the invalidity, irregularity or unenforceability of them by reason of any bankruptcy, insolvency or other law or order of any kind, or for any other reason, including, without limit, liability for interest and attorneys' fees on, or in connection with, any of the Indebtedness from and after the filing by or against the Borrower and/or any other Loan Party of a bankruptcy petition, whether an involuntary or voluntary bankruptcy case, including, without limitation, all attorneys' fees and costs incurred in connection with motions for relief from stay, cash collateral motions, nondischargeability motions, preference liability motions, fraudulent conveyance liability motions, fraudulent transfer liability motions and all other motions brought by the Borrower, any other Loan Party, the Bank or third parties in any way relating to the Bank's rights with respect to Borrower, any other Loan Party or third party and/or affecting any collateral securing any obligation owed to Bank by the Borrower, any other Loan Party or any third party, probate proceedings, on appeal or otherwise; (g) any and all amendments, modifications, restatements, renewals and/or extensions of any of the above, including, without limit, amendments, modifications, restatements, renewals and/or extensions which are evidenced by new or additional instruments, documents or agreements; (h) all costs incurred by Bank in establishing, determining, continuing, or defending the validity or priority of its security interest, or in pursuing its rights and remedies under this Agreement, the other Loan Documents or under any other agreement between Bank and the Borrower and/or any other Loan Party or in connection with any proceeding involving Bank as a result of any financial accommodation to Borrower and/or any other Loan Party; and (i) all costs of collecting Indebtedness, including, without limit, attorneys' fees and costs.

“Leased Property” shall mean any real Property of Borrower or any of its Subsidiaries (if applicable) which constitutes Collateral and which is subject to a lease under which Borrower or such Subsidiary, to the extent applicable, is the lessor or landlord.

“Lien” shall mean any mortgage, pledge, encumbrance, security interest, assignment, lien or charge or other interest of any kind upon any property or assets, whether real, personal or mixed, to secure any indebtedness, obligation or liability owed to or claimed by any Person, whether arising under or based upon contract, law or otherwise.

 “Liquid Assets” shall mean, in respect of any applicable Person(s) and as of any applicable date of determination, the sum of unrestricted cash, unrestricted marketable securities, FDIC insured accounts and United States government securities of such Person(s) at such time, but excluding any assets held in a “401K” account, individual retirement account (IRA), pension or other type of retirement account or annuity, Rule 144 securities, securities pledged to secure any debt whether or not the debt is currently outstanding, securities not fully transferable until conditions are met, and assets held in joint accounts with any party who is not the Borrower.

“Loan(s)” shall mean each loan, advance or other extension of credit made by Bank to or otherwise in favor of Borrower.

“Loan Documents” shall mean this Agreement and any and all notes, instruments, documents, and agreements at any time evidencing, governing, securing or otherwise relating to any Loan(s) and/or any of the Indebtedness, subject to the following:  “Loan Documents” do not include any environmental indemnity or any guaranty.  Notwithstanding any provision in any Loan Document, Borrower’s obligations under any environmental indemnity are not secured by any deed of trust or mortgage.

“Loan Party” shall mean each Borrower, each Guarantor and each other Person who shall, at any time, be liable for the payment of all or any part of the Indebtedness or who shall own any property that is, at any time, subject to a Lien which secures all or any part of the Indebtedness.

 “Long Term Debt” shall mean, in respect of any applicable Person(s) and as of any applicable date of determination thereof, all Debt of such Person(s) which should be classified as “funded indebtedness” or “long term indebtedness” on a balance sheet of such Person(s) as of such date in accordance with GAAP, including, without limitation, to the extent not otherwise included, capital lease obligations of such Person(s) to the extent classified as long term at such time.

“Material Adverse Effect” shall mean any act, event, condition or circumstance which has had or could have a material and adverse effect on (i) the business, operations, condition (financial or otherwise), performance, prospects, assets or liabilities of any Loan Party, (ii) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or by which it is bound, or the enforceability of any of the Indebtedness or any Loan Document or any rights or remedies of Bank thereunder, or (iii) any Loan Party’s interest in, or the value, perfection or priority of Bank’s security interest or lien in any Collateral or the ability of Bank to realize on any Collateral.

“Net Income” shall mean, in respect of any applicable Person(s) and for any applicable period of determination, the net income (or loss) of such Person(s) for such period, as determined in accordance with GAAP.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

"Person" or "person" shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

“Primary Collateral” shall mean Collateral that is subject to a (a) Pledge Agreement (Real Property Secured Note) executed by Borrower or any other Loan Party in favor of Bank, (b) Limited Liability Company Membership Interest Pledge Agreement executed by Borrower in favor of Bank; or (c) deed of trust or mortgage executed by Borrower or any other Loan Party in favor of Bank.

“Property” shall mean any real or personal property now or at any time owned, occupied or operated by Borrower and/or any of its Subsidiaries (if applicable).

“Subordinated Debt" shall mean any Debt of Borrower which has been subordinated to the Indebtedness pursuant to a subordination agreement in form and content satisfactory to Bank.

“Subsidiary” or “Subsidiaries” shall mean as to any particular parent entity, any corporation, partnership, limited liability company or other entity (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding equity ownership interests having voting rights as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by such parent entity.

“Tangible Net Worth” shall mean, in respect of any applicable Person(s) and as of any applicable date of determination, (a) the net book value of all assets of such Person(s) at such time (excluding Affiliate Receivables, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and all other intangible assets of such Person(s)), after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), less (b) all Debt of such Person(s) at such time.

“Unencumbered” shall mean, in respect of any property or asset of any Person(s), such property or asset is free and clear of all Liens (other than Liens to or in favor of Bank), and no Lien of any nature whatsoever (other than Liens to or in favor of Bank) shall be placed or exist upon or in respect of any such property or asset.

“Uniform Commercial Code” shall mean the California Uniform Commercial Code, as amended, supplemented, revised or replaced from time to time.

(b)       Accounting Principles. Unless expressly provided to the contrary, all accounting and financial terms and calculations hereunder or pursuant hereto shall be defined and determined in accordance with GAAP.

(b)  Section Headings and References. Section headings and numbers have been set forth herein for convenience only; unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(c)  Construction and Interpretation. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting.  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise; on the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

SECTION 2           LOAN DOCUMENTS.  Each Loan shall be evidenced by a promissory note or other agreement or evidence of indebtedness acceptable to Bank, in each case, executed and delivered by Borrower unto Bank; and each Loan shall be subject to the terms, covenants and conditions of each such promissory note or other agreement or evidence of indebtedness, together with this Agreement and the other Loan Documents. The funding, disbursement and extension of any Loan to or in favor of Borrower shall be subject to the execution and/or delivery unto Bank of such Loan Documents as Bank may reasonably require, and shall be further subject to the satisfaction of such other conditions and requirements as Bank may from time to time require.

SECTION 3           REPRESENTATIONS AND WARRANTIES. Borrower, for and on behalf of itself, hereby represents and warrants, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and thereafter, so long as any Indebtedness remains unpaid and outstanding:

(a)      Authority. It is duly organized, validly existing and in good standing under the laws of the State of Maryland; it is duly qualified and authorized to do business in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary, and it has the legal power and authority to own its properties and assets and to carry out its business as now being conducted in each such jurisdiction wherein such qualification is necessary; execution, delivery and performance of this Agreement, and any and all other Loan Documents to which Borrower is a party or by which it is otherwise bound, are within Borrower’s respective powers and authorities, have been duly authorized by all requisite corporate or other necessary or appropriate action, and are not in contravention or violation of law or the terms of Borrower’s organizational or other governing documents, and do not require the consent or approval of any governmental body, agency or authority.

(b)      Real Estate Investment Trust.  It is duly organized, validly existing and in good standing as a real estate investment trust, and has taken such actions as are necessary to preserve its status as a real estate investment trust.  It is also in compliance with the terms and provisions of its Articles of Incorporation and other organizational documents, as they have been amended, modified, and corrected.

(c)      Enforceability of Agreement and Loan Documents. This Agreement, and any other Loan Documents contemplated hereby, when executed, issued and/or delivered by Borrower, or by which Borrower is otherwise bound, will be valid and binding and legally enforceable against Borrower in accordance with their terms.

(d)      Non-Contravention. The execution, delivery and performance of this Agreement, and any other Loan Documents required under or contemplated by this Agreement to which Borrower is a party or by which it is otherwise bound, and the issuance of this Agreement and any such other Loan Documents by Borrower, and the borrowings and other transactions contemplated hereby and thereby, are not in contravention or violation of the unwaived terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property or assets is bound, and will not result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of Borrower, except to or in favor of Bank.

(e)      Litigation or Proceedings. No litigation or other proceeding before any court or administrative agency is pending, or, to the knowledge of Borrower or any of its officers, is threatened against Borrower, the outcome of which could result in a Material Adverse Effect.

(f)      No Liens. There are no Liens on any of Borrower’s Property or assets, except Permitted Encumbrances (as hereinafter defined).

(g)	No Defaults. There exists no Default or Event of Default under any of the Indebtedness.

(h)     Financial Statements; No Material Adverse Change. The most recent financial statements with respect to Borrower delivered to Bank fairly present the financial condition of Borrower as of the date thereof and for the period(s) covered thereby in accordance with GAAP, and since September 30, 2013, there has been no material adverse change in the condition (financial or otherwise) of Borrower.

(i)      Subsidiaries. As of the date of this Agreement, Borrower has no Subsidiaries, except those, if any, disclosed on the Schedule of Subsidiaries attached to this Agreement, which Schedule sets forth the name, place of incorporation, and percentage of ownership of Borrower in each such Subsidiary.

(j)      Regulation U or G; Margin Stock. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying “margin stock” or “margin securities” within the meanings of Regulation U or Regulation G of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

(k)     Legal Name. Borrower’s true and correct legal name is that set forth on the signature page to this Agreement. Except as disclosed in writing to Bank on or before the date of this Agreement, Borrower has not conducted business under any name other than that set forth on the signature page to this Agreement.

(l)      Solvency. Borrower is solvent and is able to pay its debts (including, without limit, trade debts) as they mature.

(m)    Taxes. All taxes, assessments and other similar imposts and charges levied, assessed or imposed upon Borrower and/or any of its property or assets have been paid, except to the extent being diligently contested in good faith.

(n)     Hazardous Materials. Borrower has not used Hazardous Materials on, in, under or otherwise affecting any Property now or at any time owned, occupied or operated by Borrower or upon which  Borrower has a place of business in any manner which violates any Environmental Law(s), to the extent that any such violation could result in a Material Adverse Effect. Borrower has never received any notice of any violation of any Environmental Law(s), and to the best of Borrower’s knowledge, there have been no actions commenced or threatened by any party against Borrower or any of the Property for non-compliance with any Environmental Law(s), which, in any case, could result in a Material Adverse Effect.

(o)      Leases. All leases covering any Leased Property, if any, are in full force and effect, there are no defaults under any of the provisions thereof, and all conditions to the effectiveness or continuing effectiveness thereof required to be satisfied as of the date hereof have been satisfied.

SECTION 4           AFFIRMATIVE COVENANTS. So long as Bank shall have any commitment or obligation, if any, to make or extend any Loans to or in favor of Borrower, and/or so long as any Indebtedness remains unpaid and outstanding, Borrower covenants and agrees that it shall:

(a)      Financial Statements; Reporting Requirements. Provide to Bank, or cause to be provided to Bank, the following, each of which shall be prepared in accordance with GAAP, and shall be in form and detail acceptable to Bank:

(i)
As soon as available, and in any event within ninety (90) days after and as of the end of each fiscal year of Borrower, annual CPA audited consolidated financial statements of Borrower for and as of the end of each such fiscal year, containing the balance sheet of Borrower as of the close of each such fiscal year, statements of income, expenses and retained earnings and a statement of cash flows of Borrower for each such fiscal year, and such other comments and financial details as are usually included in similar reports or as may be requested by Bank, certified by an Authorized Officer of Borrower.

(ii)
As soon as available, and in any event within forty-five (45) days after and as of the end of each fiscal quarter of Borrower (i.e., March 31, June 30, September 30 and December 31), internally prepared consolidated financial statements of Borrower, containing the balance sheet of Borrower as of the end of each such period, statements of income, expenses and retained earnings and a statement of cash flows for Borrower for such period and for the portion of the fiscal year of Borrower through the end of the period then ending, and such other comments and financial details as are usually included in similar reports or as may be requested by Bank, certified by an Authorized Officer of Borrower.

(iii)	Simultaneous with the delivery to Bank of the respective financial statements required above, a Compliance Certificate, in the form attached as a Schedule to this Agreement.

(iv)
Within twenty (20) days after and as of the end of each calendar month, a Borrowing Base Certificate of Borrower as of such time, each of which Borrowing Base Certificate shall include a schedule identifying (A) each Eligible Loan Note at such time, and such other matters and information relating to the Eligible Loan Notes as Bank may request, and (B) each Eligible Owned Property at such time, and such other matters and information relating to the Eligible Owned Property as Bank may request, with a certificate setting forth Borrower’s calculation of the Advance Formula as of the date of such borrowing base report. Each borrowing base certificate so delivered to Bank shall be certified by an Authorized Officer of Borrower.  The Borrowing Base Certificate shall be in the form attached as a Schedule to this Agreement.

(v)
As soon as available, and in any event within forty-five (45) days after and as of the end of each fiscal quarter of Borrower, a financial statement and rent roll for each Collateral Property, reflecting income, expenses, assets and liabilities attributable to such Collateral Property and the operations thereof, and the name of each lessee, the net monthly rental for each space in the Collateral Property and such other information as Bank may request, certified by an Authorized Officer of Borrower.

(vi)	Upon request by Bank, brokerage and bank statements for Borrower and such other information and documents as Bank may request to show Borrower’s Liquid Assets.

(vii)
No later than thirty (30) days prior to the end of each fiscal year of Borrower, updated financial projections for Borrower, including projected income, expenses, balance sheet and statement of cash flows, for the immediately following fiscal year.

(viii)
Promptly after becoming aware of the occurrence or existence of any Default or Event of Default, or of any other condition, occurrence or event which has had or could reasonably be expected to have a Material Adverse Effect, a written statement of an Authorized Officer of Borrower setting forth the details of such Default or Event of Default, or such other condition or occurrence, and the action which Borrower has taken or caused to be taken, or proposes to take or cause to be taken, with respect thereto.

(ix)	Such other information concerning Borrower, any other Loan Party, or the Collateral as Bank shall reasonably request from time to time.

(b)  Keeping of Books and Records; Inspections and Audits. Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements (including, without limitation, any financial statements required to be delivered to Bank pursuant to this Agreement) prepared in accordance with GAAP; permit Bank, or its representatives, at reasonable times and intervals, to visit all of Borrower’s offices and to make inquiries as to Borrower’s respective financial matters with its respective directors, officers, employees, and independent certified public accountants; and permit Bank, through Bank’s authorized attorneys, accountants and representatives, to inspect, audit and examine Borrower’s books, accounts, records, ledgers and assets and properties of every kind and description, wherever located, at all reasonable times during normal business hours including, without limit, audits of Borrower’s accounts receivable, inventory and other Collateral to be conducted not less frequently than annually. Borrower shall reimburse Bank for all reasonable costs and expenses incurred by Bank in connection with such inspections, examinations and audits, and to pay to Bank such fees as Bank may reasonably charge in respect of such inspections, examinations and audits, or as otherwise mutually agreed upon by Borrower and Bank.

(c)      Maintain Insurance. Keep its insurable properties (including, without limitation, any Collateral at any time securing all or any part of the Indebtedness) adequately insured and maintain (i) insurance against fire and other risks customarily insured against under an “all-risk“ policy and such additional risks customarily insured against by companies engaged in the same or a similar business to that of Borrower, (ii) necessary workers’ compensation insurance, (iii) public liability and product liability insurance, and (iv) such other insurance as may be required by law or as may be reasonably required in writing by Bank, all of which insurance shall be in such amounts, contain such terms, be in such form, be for such purposes, prepaid for such time periods, and written by such companies as may be satisfactory to Bank.  All such policies shall contain a provision whereby they may not be canceled or materially amended except upon thirty (30) days’ prior written notice to Bank.  Borrower will promptly deliver to Bank, at Bank’s request, evidence satisfactory to Bank that such insurance has been so procured and, with respect to casualty insurance, made payable to Bank.  If Borrower fails to maintain satisfactory insurance as herein provided, Bank shall have the option (but not the obligation) to do so, and Borrower agrees to repay Bank, upon demand, with interest at the highest rate of interest applicable to any of the Indebtedness, all amounts so expended by Bank.

(d)      Pay Taxes. Pay promptly and within the time that they can be paid without late charge, penalty or interest, all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon Borrower and/or its property or assets, except to the extent being diligently contested in good faith and, if requested by Bank, bonded in an amount and manner satisfactory to Bank.  If Borrower fails to pay such taxes and assessments within the time they can be paid without penalty, late charge or interest, Bank shall have the option (but not the obligation) to do so, and Borrower agrees to repay Bank, upon demand, with interest at the highest rate of interest applicable to any of the Indebtedness, all amounts so expended by Bank.

(e)  Maintain Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect Borrower’s corporate or other applicable existence, including its status as a real estate investment trust, rights and franchises and comply with all applicable laws, ordinances and government rules and regulations to which it is subject; continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; maintain all permits, licenses, approvals and agreements which it is required to maintain or comply with, where the failure to do so could result in a Material Adverse Effect; maintain Borrower’s same place(s) of business, chief executive office or residence, as applicable, as currently exists, and not relocate said address(es) without giving Bank ninety (90) days’ prior written notice of such proposed change, but the giving of such notice shall not cure or remedy any Default or Event of Default caused by such change; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

(f)  Environmental Laws. Comply, and cause each of its Subsidiaries (to the extent applicable) to comply, in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could result in a Material Adverse Effect; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by Borrower and/or any of its Subsidiaries, or of any circumstance or condition which requires or may require a financial contribution by Borrower and/or any of its Subsidiaries, or a clean-up, removal, remedial action or other response by or on behalf of Borrower and/or any of its Subsidiaries under applicable Environmental Law(s), or which seeks damages or civil, criminal, or punitive penalties from Borrower and/or any of its Subsidiaries for any violation or alleged violation of any Environmental Law(s) by Borrower and/or any of its Subsidiaries. Borrower hereby indemnifies, saves and holds Bank, and any of Bank’s past, present and future officers, directors, shareholders, employees, representatives and consultants, harmless from and against any and all losses, damages, suits, penalties, costs, liabilities and expenses (including, without limitation, reasonable legal expenses and attorneys’ fees) incurred or arising out of any claim, loss or damage of any property, injuries to or death of any persons, contamination of or adverse effects on the environment, or other violation or asserted violation of any applicable Environmental Law(s); provided, however, that the foregoing indemnification shall not be applicable, and Borrower shall not be liable for any such losses, damages, suits, penalties, costs, liabilities or expenses, to the extent (but only to the extent) the same arise or result from any gross negligence or willful misconduct of Bank or any of its agents or employees. The provisions of this Section shall survive repayment of the Indebtedness and satisfaction of all obligations of Borrower to Bank and termination of this Agreement.

(g)      Maintain Bank Accounts. Maintain all of Borrower’s principal bank accounts with Bank and notify Bank immediately in writing of the establishment or existence of any other bank account, deposit account or other account into which money may be deposited (other than with Bank); provided, however, providing any such notice to Bank shall not waive the occurrence or existence of any Default or Event of Default arising or existing as a result of the establishment or existence of any account(s) in violation of this Section.

(h)      Copies of Leases. Deliver to Bank copies of all leases existing and in effect with respect to any Leased Property, and deliver to Bank copies of all proposed leases (whether as of the date of this Agreement or hereafter) with respect to any such Leased Property prior to execution thereof. All leases with respect to any such Leased Property (and renewals, extensions and material modifications thereof), and all tenants of such Leased Property, shall be subject to Bank's written approval prior to execution of any lease (or any renewal, extension or material modification thereof), including, without limitation, Bank’s approval of the financial statements of each proposed tenant, which approval shall be in the sole discretion of Bank.  Bank may require financial information concerning each proposed tenant of any such Leased Property, including a minimum of one (1) year's operating statements. Borrower shall use its best efforts to keep any such Leased Property fully leased.  Borrower shall fully and faithfully perform each and every covenant, agreement, or obligation of lessor or landlord under any and all leases covering any portion of any such Leased Property.  Upon the request of Bank, Borrower shall provide Bank with a current rent roll supplying the name of each tenant of any such Leased Property and the net monthly rental for each space and such other information as Bank may request.

 (i)      ERISA Compliance. At all times meet, and cause each of its Subsidiaries to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA; promptly after Borrower knows or has reason to know of the occurrence of any event, which would constitute a reportable event or prohibited transaction under ERISA, or that the PBGC or Borrower has instituted or will institute proceedings to terminate an employee pension plan, deliver to Bank a certificate of an Authorized Officer of Borrower setting forth details as to such event or proceedings and the action which Borrower proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and upon the request of Bank, furnish to Bank (or cause the plan administrator to furnish Bank) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by Borrower or any of its Subsidiaries not later than ten (10) days after such report has been so filed. Borrower shall be permitted to voluntarily terminate employee pension or benefit plans, so long as any such voluntary termination is done in accordance with ERISA and does not result in a material liability or obligation to such Borrower and does not result in a Material Adverse Effect.

 (j)       Liquid Assets. At all times, be and remain the owner of Unencumbered Liquid Assets having a value (as such value is determined by Bank) of not less than Two Million Dollars ($2,000,000.00).

 (k)      Debt-to-Tangible Net Worth Ratio. Maintain, at all times, a Debt-to-Tangible Net Worth Ratio of not more than 0.50 to 1.00.

 (l)       Debt Service Coverage Ratio. Maintain a consolidated Debt Service Coverage Ratio of not less than 1.50 to 1.00 as of the end of each of Borrower’s fiscal quarters through and including Borrower’s fiscal quarter ending December 31, 2014, and not less than 1.75 to 1.00 as of Borrower’s fiscal quarter ending March 31, 2015 and as of the end of each fiscal quarter thereafter. For purposes of this Agreement, the Debt Service Coverage Ratio shall be calculated quarterly as of the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ending as of March 31, 2014, and the relevant period of determination for the calculation to occur as of March 31, 2014, shall be the one (1) fiscal quarter period ending as of such date; the relevant period of determination for the quarterly calculation to occur as of June 30, 2014, shall be the two (2) fiscal quarter period ending as of such date; the relevant period of determination for the quarterly calculation to occur as of September 30, 2014, shall be the three (3) fiscal quarter period ending as of such date; and the relevant period of determination for the quarterly calculation to occur as of December 31, 2014, and for each succeeding quarterly calculation, shall be the four (4) fiscal quarter period ending as of each such date.  When the relevant period of determination for any calculation is less than four (4) fiscal quarters, the percentage of Current Maturities of Long Term Debt to be included in the calculation shall be based on the applicable number of quarters covered (i.e., 25% of Current Maturities of Long Term Debt when the relevant period of determination is one fiscal quarter; 50% of Current Maturities of Long Term Debt when the relevant period of determination is two fiscal quarters; and 75% of Current Maturities of Long Term Debt when the relevant period of determination is three fiscal quarters).

(m)       Disbursement Requests.  Submit requests for disbursements under the Loan in the form of the Disbursement Request attached as a schedule to this Agreement.

SECTION 5              NEGATIVE COVENANTS. So long as Bank shall have any commitment or obligation, if any, to make or extend any Loans to or in favor of Borrower, and/or so long as any Indebtedness remains unpaid and outstanding, Borrower covenants and agrees that it shall not, without the prior written consent of Bank:

(a)        Redeem Stock. Purchase, redeem, retire or otherwise acquire any of the shares of its capital stock, or make any commitment to do so, unless Borrower has previously provided to Bank a proforma compliance certificate showing compliance with the Agreement immediately following such purchase, redemption, retirement or acquisition.

(b)       Liens. Create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Encumbrances”):

(i)	Liens to or in favor of Bank;

(ii)
Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which is being contested in good faith by appropriate proceedings diligently pursued (provided the period of time for such contestation does not exceed thirty (30) days and, if requested by Bank, bonded in an amount and manner satisfactory to Bank;

(iii)
Liens, not delinquent, created by statute in connection with workers’ compensation, unemployment insurance, social security, old age pensions (subject to the applicable provisions of this Agreement) and similar statutory obligations;

(iii)
Liens in favor of mechanics, materialmen, carriers, warehousemen or other like statutory or common law Liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable; and

(iv)	other Liens described in the Schedule attached hereto, entitled “Additional Permitted Liens.”

(c)       Debt. Incur, create, assume or permit to exist any Debt of any kind or nature whatsoever, except  (without duplication) for (i) the Indebtedness, (ii) Subordinated Debt, (iii) existing indebtedness (if any) to the extent set forth in the Schedule of Debt attached hereto or in the most recent financial statements of Borrower delivered to Bank prior to the date of this Agreement, (iv) unsecured trade indebtedness, utility indebtedness and non-extraordinary accounts payable incurred and paid in the ordinary course of business, (v) secured Debt incurred in the ordinary course of Borrower’s business that is secured by Liens of the type described in Section B of the Schedule of Additional Permitted Liens attached hereto and that satisfies all of the requirements in Section B of the Schedule of Additional Permitted Liens attached hereto; (vi) other unsecured Debt not to exceed Five Hundred Thousand Dollars ($500,000.00), in aggregate, at any time outstanding; and (vii) secured Debt not to exceed an aggregate of Twenty Million Dollars ($20,000,000.00) that is secured by Liens of the type described in Section A of the Schedule of Additional Permitted Liens attached hereto and that satisfies all of the requirements in Section A in the Schedule of Additional Permitted Liens attached hereto.

(e)      Loans and Advances. Make loans, advances or extensions of credit to any Person, except as authorized by Borrower’s Articles of Incorporation, as amended.

(f)  Guaranties. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, except (i) guaranties in favor of Bank; and (ii) the endorsement of negotiable instruments in the ordinary course of business for deposit or collection.

(g)      Asset Dispositions; Dissolution; Mergers; Capital Structure; Business Purpose. (i) Sell, lease (as lessor), transfer or otherwise dispose of any of its properties or assets, except as to the sale of inventory in the ordinary course of business; (ii) change its name,  its corporate identity or structure, its form of organization or the state in which it has been formed or organized; (iii) dissolve or liquidate or consolidate with or merge into any other Person, or permit any other Person to merge into it; (iv) acquire all or substantially all the properties or assets of any other Person; (v) enter into any reorganization or recapitalization, or reclassify its capital stock; (vi) enter into any sale-leaseback transaction; (vii) permit any levy, attachment or restraint to be made affecting any of Borrower's assets; (viii) permit any judicial officer or assignee to be appointed or to take possession of any or all of Borrower's assets; or (ix) make any other change in Borrower's financial structure or in any of its business objects, purposes or operations which, in the opinion of Bank, could result in a Material Adverse Effect; (x) enter into any transaction not in the ordinary course of Borrower’s business; or (xi) make any payment on account of any Subordinated Debt in violation of the provisions of any subordination agreement between Bank and the applicable subordinated debt holder, or otherwise fail to comply with the terms and conditions set forth in any such subordination agreement.

(i)       Investments. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person, except for (i) the common stock of any Subsidiaries owned by Borrower on the date of this Agreement, as more particularly described in the Schedule of Subsidiaries attached hereto, (ii) certificates of deposit or time deposits with Bank, and (iii) direct obligations of the United States of America, or any agency thereof, maturing within one (1) year from the date of acquisition thereof.

(j)       Apply Proceeds to Purchase or Carry Margin Stock. Apply any of the proceeds of any loan, advance or other extension of credit by Bank to or in favor of Borrower, directly or indirectly to the purchase or carrying of any “margin stock” or “margin securities” within the meanings of Regulation U or Regulation G of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder; or extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities.

(k)       Pension Plans; PBGC. Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plan established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan; or permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there may result in a liability of Borrower to the PBGC which, in the opinion of Bank, will result in a Material Adverse Effect.

SECTION 6          EVENTS OF DEFAULT.  An “Event of Default” shall be deemed to have occurred or exist under this Agreement upon the occurrence and/or existence of any of the following conditions or events:

(a)
Borrower and/or any other Loan Party shall fail to pay the principal of or interest on or shall otherwise fail to pay any other amount owing by Borrower and/or such Loan Party to Bank, when due, whether under any of the Indebtedness or otherwise, and such default in payment shall continue unremedied or uncured beyond any applicable period of grace provided with respect thereto, if any, in the relevant Loan Document(s);

(b)
any representation, warranty, certification or statement made or deemed to have been made by Borrower and/or any other Loan Party herein, or in any certificate, financial statement or other document or agreement delivered by or on behalf of Borrower and/or any such Loan Party in connection with the Indebtedness or any of the Loan Documents shall prove to be untrue or incomplete in any material respect;

(c)	Borrower or any other Loan Party shall fail to maintain in effect insurance required on any of the Primary Collateral in accordance with the requirements of the Loan Documents;

(d)
Borrower or any other Loan Party shall fail to observe or perform any condition, covenant or agreement set forth herein or in any other Loan Document; provided, however, that notwithstanding any provision to the contrary in this Agreement or such other Loan Document, if such failure does not constitute an Event of Default under any of the other subsections of this Section and is capable of being remedied or cured, it shall not constitute an Event of Default unless it continues for 30 days or more after the earlier to occur of (i) written notice thereof to Borrower from Bank; and (ii) the date on which Borrower or such other Loan Party knew or should have known of the occurrence of such failure;

(e)
if there shall be any change, for any reason whatsoever, in the management, ownership or control of Borrower or any other Loan Party which, in the sole discretion of Bank, could result in a Material Adverse Effect;

(f)
if (i) any party subordinating its claims to that of Bank's terminates, rescinds, revokes or violates the terms of its subordination, or (ii) any Loan Party (other than Borrower) dies or terminates, rescinds, revokes or violates the terms of any guaranty, pledge, collateral assignment, subordination agreement or other document, instrument or agreement entered into by such Loan Party in favor of Bank, including, without limitation, any document evidencing the pledge by such Loan Party of property that is subject to a Lien which secures all or any part of the Indebtedness;

(g)
Borrower and/or any other Loan Party shall (i) fail to pay when due any of its Debt (other than to Bank), or shall fail to observe or perform any term, condition, covenant or agreement of Borrower and/or any such Loan Party set forth in any document, instrument or agreement evidencing, securing or relating to such Debt, and such failure shall remain unremedied or uncured beyond any applicable period of grace or cure, if any, provided with respect thereto so as to permit the holder(s) of such Debt to accelerate the maturity or payment of such Debt, or (ii) or shall fail to observe or perform any term, condition, covenant or agreement of Borrower and/or any such Loan Party set forth in any material agreement, contract, indenture, instrument or undertaking to which Borrower and/or any such Loan Party is a party with any one or more third parties (other than Bank) or by which it may be otherwise bound, and such failure could result in the acceleration of the maturity or payment of Borrower's indebtedness to others, whether under any such agreement, contract, indenture, instrument or undertaking or otherwise, or which failure could result in a Material Adverse Effect;

(h)
if Borrower and/or any other Loan Party (i) become(s) insolvent or the subject of a voluntary or involuntary proceeding in bankruptcy, or a reorganization, arrangement or creditor composition proceeding, (ii) cease(s) doing business as a going concern, (iii) is enjoined restrained or in any way prevented by court order or other legal or administrative action or proceedings from continuing to conduct all or any material part of its business affairs, (iv)  is the subject of a dissolution, merger or consolidation, or (v) has any of its property or assets attached, seized, subject to a writ or distress warrant, or come into the possession of any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of trustee, receiver, controller, custodian or assignee for the benefit of creditors, and the same are not released, discharged or bonded against within thirty (30) days thereafter;

(i)
if any reportable event, which the Bank determines constitutes grounds for the termination of any deferred compensation plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Bank, or any such plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the PBGC shall institute proceedings to terminate any plan;

(j)
if (i) there shall be rendered against Borrower and/or any other Loan Party one or more judgments for the payment of money  which has or have become non-appealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than thirty (30) days, whether or not consecutive; or (ii) a levy, lien, writ of attachment or garnishment against any of the property or assets of Borrower and/or any other Loan Party shall be issued and levied in any action(s) and not released or appealed and bonded in an amount and manner satisfactory to Bank within thirty (30) days after such issuance and levy, or (iii) a settlement, or a series of related settlements, is agreed upon by Borrower and/or any other Loan Party for the payment or money or the delivery of goods or services by Borrower and/or such Loan Party;

(k)
if (i) Bank deems itself insecure, believing that the prospect of payment or performance of any of the Indebtedness is impaired or shall fear deterioration, removal or waste of any of the Collateral; or (ii) in the opinion of Bank, a Material Adverse Effect has resulted or occurred or could result or occur; or

(l)	the occurrence or existence of any “Default” or “Event of Default”, as the case may be, set forth in any other Loan Document.

SECTION 7          REMEDIES.  Upon the occurrence and at any time during the continuance or existence of any Event of Default, Bank may, with or without notice to Borrower, declare all outstanding Indebtedness to be due and payable, whereupon all such Indebtedness then outstanding shall immediately become due and payable, without further notice or demand, and any commitment or obligation, if any, on the part of Bank to make or extend Loans shall immediately terminate. Further, upon the occurrence or at any time during the continuance or existence of any Event of Default hereunder, Bank may collect, deal with and dispose of all or any part of any Collateral in any manner permitted or authorized by the Uniform Commercial Code or other applicable law (including public or private sale), and after deducting expenses (including, without limitation, reasonable attorneys’ fees and expenses), Bank may apply the proceeds thereof in part or full payment of any of the Indebtedness, whether due or not, in any manner or order Bank elects.  In addition to the foregoing, upon the occurrence and at any time during the continuance or existence of any Event of Default hereunder, Bank may exercise any and all rights and remedies available to it as a result thereof, whether under this Agreement or other Loan Documents, at law (including, without limit, the Uniform Commercial Code), or otherwise. Notwithstanding anything to the contrary set forth in any other Loan Document, Bank shall not be obligated to make or extend any Loans or advances to any Borrower(s) during the existence of any Default or Event of Default.

SECTION 8          DEMAND BASIS LOANS. Borrower hereby acknowledges and agrees that in the event that any of the Indebtedness shall at any time be on a demand basis, Borrower’s compliance with the terms and conditions set forth herein, and the absence of any Event of Default hereunder, shall not, in any way whatsoever, limit, restrict or otherwise affect or impair Bank’s right or ability to make demand for payment of any or all of such Indebtedness which may be on a demand basis at any such time, in Bank’s sole and absolute discretion, with or without reason or cause, and the existence of any Event of Default hereunder shall not be the sole reason or basis for enabling Bank to make demand for payment of all or any part of such Indebtedness.

SECTION 9          WAIVERS OF DEFAULTS; NO FORBEARANCE.  No Event of Default shall be waived by Bank except in writing and a waiver of any Event of Default shall not be a waiver of any other default or of the same default on a future occasion. No forbearance on the part of the Bank in enforcing any of its rights or remedies under this Agreement or any other Loan Document, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Borrower hereunder or any such other Loan Document, shall constitute a waiver of any of the terms of this Agreement or such Loan Document or of any such right or remedy. No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise hereof, shall preclude other or further exercise of the rights of the parties under this Agreement and/or the other Loan Documents.

SECTION 10          GOVERNING LAW.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

SECTION 11          SUCCESSORS AND ASSIGNS.  This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign or transfer any of its respective rights or obligations hereunder or otherwise in respect of any of the Indebtedness without the prior written consent of Bank.

SECTION 12          COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall constitute an original instrument, but when taken together shall constitute one and the same instrument.

SECTION 13          USA PATRIOT ACT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.  WHAT THIS MEANS FOR YOU:  when you open an account, Bank will ask your name, address, date of birth, and other information that will allow Bank to identify you.  Bank may also ask to see your driver’s license, or other identifying documents.

SECTION 14          NOTICES.  Unless otherwise provided in this Agreement, all notices and other communications by any party to the other party(ies) relating to this Agreement shall be in writing and shall be given by personal delivery, by United States mail, postage prepaid, by reputable overnight courier or by facsimile, and addressed or delivered to the respective party(ies) at the addresses stated below, or to such other addresses as such party(ies) may from time to time specify to the other(s) in writing.  Requests for information made to Borrower by Bank from time to time hereunder may be made orally or in writing, at Bank’s discretion.

Borrower Address:
Owens Realty Mortgage, Inc.
2221 Olympic Boulevard
Walnut Creek, California 94595
Facsimile No.:  (925) 935-1486
Attention: William C. Owens

Bank Address:
California Bank & Trust
456 Montgomery Street, 23rd Floor
San Francisco, California 94104
Facsimile No.: (415) 875-1456
Attention:  Thomas C. Paton, Jr.

SECTION 15          COSTS AND EXPENSES.  Borrower shall pay or reimburse Bank for (a) all costs, expenses, fees and charges paid or incurred by Bank (including, without limitation, Bank's attorneys' fees and costs and/or fees, transfer charges and costs of Bank's in-house counsel) in connection with the preparation, closing and consummation of this Agreement and/or the other Loan Documents and/or the Loans or transactions contemplated hereby or thereby, or in connection with the administration or enforcement of this Agreement or any of the other Loan Document, and (b) all stamp and other taxes and duties (except for taxes on the overall net income of Bank imposed by the jurisdiction in which Bank's principal executive office is located) payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties.  In addition, Borrower shall immediately and without demand reimburse Bank for all sums expended by Bank in connection with any action brought by Bank in respect of any Default or Event of Default or to enforce any provision of this Agreement or the other Loan Documents and/or to exercise or enforce any rights or remedies of Bank.  Borrower authorizes and approves all advances and payments by Bank for items described in this Section as Indebtedness secured by the Collateral.

SECTION 16          INDEMNIFICATION AND HOLD HARMLESS.  WITHOUT LIMITING ANY OTHER PROVISIONS OF THIS AGREEMENT, BORROWER AGREES TO INDEMNIFY AND HOLD BANK HARMLESS FROM AND AGAINST ALL LOSSES, COSTS, DAMAGES, LIABILITIES AND EXPENSES, INCLUDING, WITHOUT LIMITATION, OUTSIDE ATTORNEYS’ FEES AND DISBURSEMENTS, INCURRED BY BANK IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY LOANS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR BY REASON OF ANY DEFAULT OR EVENT OF DEFAULT, OR ENFORCING THE OBLIGATIONS OF BORROWER OR ANY LOAN PARTY UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AS APPLICABLE, OR IN EXCERCISING ANY RIGHTS OR REMEDIES OF BANK OR IN THE PROSECUTION OR DEFENSE OF ANY ACTION OR PROCEEDING CONCERNING ANY MATTER GROWING OUT OF OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE APPLICABLE, AND THE BORROWER SHALL NOT BE LIABLE FOR ANY SUCH LOSSES, COSTS, DAMAGES, LIABILITIES OR EXPENSES, TO THE EXTENT (BUT ONLY TO THE EXTENT) THE SAME ARISE OR RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BANK OR ANY OF ITS AGENTS OR EMPLOYEES. THE PROVISIONS OF THIS SECTION SHALL SURVIVE REPAYMENT OF THE INDEBTEDNESS AND SATISFACTION OF ALL OBLIGATIONS OF BORROWER TO BANK AND TERMINATION OF THIS AGREEMENT.

SECTION 17           AMENDMENTS AND WAIVERS. All amendments to or waivers or terminations of this Agreement or the other Loan Documents must be in writing.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are hereby superseded and merged into this Agreement and the Loan Documents.  Time is of the essence for the performance of all obligations set forth in this Agreement.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. Borrower acknowledges that Bank may provide information regarding Borrower and the Loans to Bank's parent, Subsidiaries, Affiliates and service providers.

SECTION 18           REINSTATEMENT; SEVERABILITY.  Bank’s rights under this Agreement and the other Loan Documents shall be reinstated and revived, and the enforceability of this Agreement and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the Indebtedness which thereafter shall be required to be restored or returned by Bank, all as though such amount had not been paid.  The rights of Bank created or granted herein and the enforceability of this Agreement and the other Loan Documents at all times shall remain effective to cover the full amount of all the Indebtedness even though the Indebtedness, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against Borrower.

SECTION 19           WAIVER OF JURY TRIAL.  BORROWER AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

BANK:                                                                                     BORROWER:

CALIFORNIA BANK & TRUST	OWENS REALTY MORTGAGE, INC.,
a Maryland corporation

By: /s/ Thomas C. Paton, Jr.                                                 By: /s/ William C. Owens
        Thomas C. Paton, Jr.                                                             William C. Owens
        Senior Vice President and Manager                                        President

SCHEDULE OF SUBSIDIARIES
(Section 3(i))

Subsidiary Name	State of Organization	Fictitious Business Name
720 University, LLC	Wyoming
Dation, LLC	Delaware
Baldwin Ranch Subdivision, LLC	California
The Last Resort and Marina, LLC	California	The Last Resort and Marina
Lone Star Golf, Inc.	Maryland	Auburn Valley Golf Club
Wolfe Central, LLC	California
54th Street Condos, LLC	Arizona
AMFU, LLC	Arizona
Phillips Road, LLC	Washington
1401 On Jackson, LLC	California	Jackson Courtyard
TOTB Miami, LLC	Florida
Broadway & Commerce, LLC	Washington
Bensalem Primary Fund, LLC	Pennsylvania
Brannan Island, LLC	California
Tahoe Stateline Venture, LLC	California

SCHEDULE OF DEBT
(Section 5(c))

None.

SCHEDULE OF ADDITIONAL PERMITTED LIENS
(Section 5(b))

A.
Liens to which Bank has consented in writing and are subject to an intercreditor agreement between Bank and such other secured party in form and substance satisfactory to Bank.  Bank agrees to not unreasonably withhold its consent to Liens on real or personal property (other than Primary Collateral) in favor of one other secured party that satisfies each of the following conditions:

1.	The principal indebtedness secured or potentially to be secured by the Liens is $20,000,000.00 or less;

2.
The conditions, terms and covenants for the indebtedness secured or potentially to be secured by the Liens are not materially different than the conditions, terms and covenants for Borrower’s indebtedness to Bank; and

3.
The Liens secure (a) real property owned by Borrower and/or (b) promissory notes payable to Borrower secured by real property that, in Bank’s reasonable judgment, have an aggregate fair market value that, in Bank’s judgment, do not materially exceed the value of the collateral secured the indebtedness.

and

B.
Liens on real property owned by Borrower (other than Primary Collateral) that secures property acquisition loans, construction loans and long-term financing related to that real property made to Borrower, incurred by Borrower in the ordinary course of its business.

FORM OF COMPLIANCE CERTIFICATE
(Section 4(a)(iii))

To:          California Bank & Trust
456 Montgomery Street, 23rd Floor
San Francisco, CA  94104
Attn.: Thomas C. Paton, Jr.

From:      Owens Realty Mortgage, Inc.

This Compliance Certificate is given pursuant to Section 4(a)(iii) of the Credit Agreement, dated February 5, 2014 between California Bank & Trust (“Bank”) and Owens Realty Mortgage, Inc. (“Borrower”), as it may have been amended, modified or supplemented (“Credit Agreement”).  All initially capitalized terms used but not defined in this Compliance Certificate shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies that:

1. I am an Authorized Officer of Borrower, and hold the following position with Borrower: _________________________.   I am authorized to execute and deliver this Certificate to Bank on behalf of Borrower.

2. I have reviewed and am familiar with the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a detailed review of the transactions and condition (financial and otherwise) of Borrower during the accounting period covered by the attached financial statements.

3. Attached hereto are the following [check as applicable]:

____   Consolidated financial statements of Borrower for and as of its fiscal year ending _________________, containing the balance sheet of Borrower for and as of the close of such fiscal year, statements of income, expenses and retained earnings and a statement of cash flows of Borrower for such fiscal year, and such other comments and financial details as are usually included in similar reports, prepared in accordance with GAAP, all of which are true, complete and correct to the best of my knowledge, and which have been audited by and are accompanied by a report and opinion of an independent certified public accountant.

____           Internally prepared consolidated financial statements of Borrower for and as of its fiscal quarter ending ___________________, containing the balance sheet of Borrower as of the end of such quarter, statements of income, expenses and retained earnings and a statement of cash flows for Borrower for such quarter and for the portion of the fiscal year of Borrower through the end of the period then ending, and such other comments and financial details as are usually included in similar reports, prepared in accordance with GAAP, all of which are true, complete and correct to the best of my knowledge.

4. The review described in paragraph 2 above did not disclose, and, to the best of my knowledge, there existed no condition, event or occurrence which constituted a Default or Event of Default during, or at the end of, the accounting period covered by the attached financial statements, and there exists no condition, event or occurrence which constitutes a Default or Event of Default as of the date of this Compliance Certificate, except as set forth in paragraph 5, below.

5. Describe any exceptions to paragraph 4 hereof by listing, in detail and with specific reference to specific sections of the Credit Agreement or applicable Loan Document, the nature of the condition, event or occurrence, the period during which it has existed and the actions that Borrower and/or any other Loan Party has taken, is taking or proposes to take with respect to such condition, event or circumstance.

6. The schedules attached hereto and incorporated herein by this reference set forth the financial data and computations evidencing Borrower’s compliance, or non-compliance, with the covenants set forth in Credit Agreement Section 4(j) (Unencumbered Liquid Assets), Section 4(k) (Debt-to-Tangible Effective Net Worth Ratio), and Section 4(l) (Debt Service Coverage Ratio), all of which data and computations are true and correct.

7. This Compliance Certificate is effective and correct as of _________________________.

8. I represent and warrant that the foregoing is true, complete and correct, and that the information reflected in this Compliance Certificate and the attachments complies with the representations and warranties contained in the Credit Agreement and the other Loan Documents.

9. This Compliance Certificate, together with the financial statements and the computations set forth in the schedules attached hereto are made and delivered to Bank on _________________.

OWENS REALTY MORTGAGE, INC.,
a Maryland corporation

By:_____________________________________
Name:
Title:

Schedule to Compliance Certificate
As of:________________

Financial Covenants

I           Liquid Assets (per Credit Agreement  Section 4-j)

Unencumbered Liquid Assets                                                                                                           ___________

Requirement: Not less than $2,000,000

In Compliance?                                                                                                                   Yes/No

II           Debt-To-Tangible Net Worth Ratio (Section 4-k)

A.	Debt ___________

B.	Tangible Net Worth ___________

C.	Ratio of-A to B ___________

Requirement:  Not to exceed 0.50 to 1

In compliance?                                                                                                                  Yes/No

III           Debt Service Coverage Ratio (Section 4-l)

A.	EBITDA (for the period beginning_____and ending________) ___________

B.	Debt Service

1.	Total Interest Expense (per financial statement) ___________

2.	Less interest expense excluded (as defined) ___________

3.	Net Interest Expense ( B 1 less B 2) ___________

4.	Current Maturity of Long Term Debt (per financial statement) at ___________

5.	Less excluded items

(a) principal amounts due at maturity intended to be refinanced                  __________
(b) outstanding amounts on lines of credit if included in B 4).                    __________
6.	Net Current Maturity of Long Term Debt (B 4 less B 5 (a&b) __________

7.	Applicable % of Current Portion of Long Term Debt (Section 4-l (4)) _________

8.	Applicable Current Maturity of Long Term Debt (B 6 times B 7) ___________

Ratio of A to B 8                                                                                                                        ___________

Requirement through the quarter ending 12/31/2014 not less than 1.50 to 1
Thereafter not less than 1.75 to 1
In Compliance?                                                                                                             Yes/No

FORM OF BORROWING BASE CERTIFICATE
(Section 4(a)(iv))

To:          California Bank & Trust
456 Montgomery Street, 23rd Floor
San Francisco, CA  94104
Attn.: Thomas C. Paton, Jr.

From:      Owens Realty Mortgage, Inc.

This Borrowing Base Certificate is given pursuant to Section 4(a)(iv) of the Credit Agreement, dated February 5, 2014 between California Bank & Trust (“Bank”) and Owens Realty Mortgage, Inc. (“Borrower”), as it may have been amended, modified or supplemented (“Credit Agreement”), and the Advance Formula Agreement dated February 5, 2014 between Bank and Borrower, as it may have been amended, modified or supplemented (“Advance Formula Agreement”).  All initially capitalized terms used but not defined in this Borrowing Base Certificate shall have the meanings assigned to such terms in the Credit Agreement or the Advance Formula Agreement, as applicable.

The undersigned hereby certifies that:

10. I am an Authorized Officer of Borrower, and hold the following position with Borrower: _________________________.   I am authorized to execute and deliver this Certificate to Bank on behalf of Borrower.

11. I have reviewed and am familiar with the terms of the Credit Agreement, the Advance Formula Agreement, the other Loan Documents, and have made, or caused to be made under my supervision, a detailed review of the transactions and condition of Borrower, the Eligible Loan Notes, and the Eligible Owned Real Properties.

12. Each of the following is an Eligible Loan Note, with a statement of the current outstanding principal balance and Appraised Value of the real property securing the Eligible Loan Note:

	Note	Outstanding Principal Balance of Note	Appraised Value of Real Property Securing Note	Borrowing Availability (Lesser of 75% of Outstanding Principal Balance of Note and 50% of Appraised Value of Real Property Securing Note)
a.
b.

Each of the Eligible Loan Notes satisfies all of the requirements set forth in Section 1(B) of the Advance Formula Agreement.

The aggregate amount of borrowing availability based on Eligible Loan Notes is $_________________,

13. Each of the following is an Eligible Owned Real Property, with a statement of its Appraised Value:

	Property	Appraised Value	Borrowing Availability (50% of Appraised Value)
a.
b.

Each of the Eligible Owned Real Properties satisfies all of the requirements set forth in Section 1(C) of the Advance Formula Agreement.

The aggregate amount of borrowing availability based on Eligible Owned Real Property is $____________.

14. Under the Advance Formula Agreement, the maximum amount that may be borrowed from Bank is $______________, consisting of the lesser of (a) $20,000,000.00 or (b) the sum of (i) the borrowing availability under the Eligible Loan Notes plus (ii) the borrowing availability under the Eligible Owned Real Properties.

15. The current outstanding principal balance owed by Borrower to Bank under the Advance Formula Agreement is $___________________.

16. The remaining borrowing availability under the Advance Formula Agreement is $___________________.

17. This Borrowing Base Certificate is effective and correct as of __________________.

18. I represent and warrant that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties contained in the Credit Agreement, the Advance Formula Agreement, and the other Loan Documents.

19. This Borrowing Base Certificate is made and delivered to Bank on _________________.

OWENS REALTY MORTGAGE, INC.,
a Maryland corporation

By:_____________________________________
Name:
Title:

FORM OF DISBURSEMENT REQUEST
(Section 4(m))

To:          California Bank & Trust
456 Montgomery Street, 23rd Floor
San Francisco, CA  94104
Attn.: Thomas C. Paton, Jr.

From:      Owens Realty Mortgage, Inc.

This Disbursement Request is given pursuant to the Credit Agreement, dated February 5, 2014 between California Bank & Trust (“Bank”) and Owens Realty Mortgage, Inc. (“Borrower”), as it may have been amended, modified or supplemented (“Credit Agreement”), the Advance Formula Agreement, dated February 5, 2014 between Bank and Borrower, as it may have been amended, modified or supplemented (“Advance Formula Agreement”), and the Master Revolving Note in the principal amount of $20,000,000, dated February 5, 2014 by Borrower to the order of Bank, as it may have been amended, modified or supplemented (“Note”).  All initially capitalized terms used but not defined in this Disbursement Request shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies that:

1.
I am an Authorized Officer of Borrower, and hold the following position with Borrower: _________________________.   I am authorized to execute and deliver this Disbursement Request to Bank on behalf of Borrower.

2.
On behalf of Borrower, I represent and warrant that the statements made in the Compliance Certificate and Borrowing Base Certificate most recently delivered to Bank are true, complete and correct as of the dates thereof, and that Borrower is entitled under the Loan Documents, as of the date hereof, to receive the disbursement requested by this Disbursement Request.

3.
On behalf of Borrower, I request that Bank disburse the sum of $_______________ to Borrower pursuant to the Credit Agreement, the Advance Formula Agreement and the Note in the following manner:  ___________________.

4.	This Disbursement Request is made and delivered to Bank on _________________.

OWENS REALTY MORTGAGE, INC.,
a Maryland corporation

By:_____________________________________
                                                                                                          Name:
Title: